Exhibit 5

To QIAGEN N.V.

Spoorstraat 50

5911 KJ VENLO

The Netherlands

Date 17 November 2011		J.J.J. Schutte
Advocaat
Our ref.	M11316258/1/20466919/WGJ	E joost.schutte@debrauw.com

Dear Sir/Madam,

QIAGEN N.V.

SEC Registration

of 9,000,000 common shares

in the share capital of QIAGEN N.V.

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to QIAGEN N.V., with corporate seat in Venlo, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 9,000,000 common shares (the “Shares”), each having a nominal value of EUR 0.01, in the Company’s share capital, to be newly issued by the Company upon (i) the exercise of rights (the “Options”) to subscribe for shares in the Company’s share capital granted under the Plan (as defined below) and (ii) the grant or exercise of stock awards and other stock-based awards (the “Stock Awards”) under the Plan. I have taken instructions solely from yourselves.

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined the following documents:

3.1	A copy of a notarial copy of the Company’s deed of incorporation and its articles of association as most recently amended on 30 June 2011 according to the trade register extract referred to in paragraph 3.2, all as filed with the chamber of commerce and industry for Limburg (the “Chamber of Commerce”).

3.2	A faxed copy of the trade register extract relating to the Company provided by the Chamber of Commerce and dated 14 November 2011.

3.3	A print of an e-mailed copy received by me on 1 September 2011 of the QIAGEN N.V. Amended and Restated 2005 Stock Plan, as amended on 29 July 2011 (including the terms and the conditions of Options and Stock Awards (the “Terms and Conditions”) (the “Plan”).

3.4	A faxed copy of an extract from the minutes of the Company’s general meeting of shareholders held on 20 July 2007, including a resolution to authorise the Company’s supervisory board (raad van commissarissen) for a period of five years commencing as of the effective date of the amendment of the articles of association referred to elsewhere in the minutes to (i) issue ordinary and financing preference shares or rights to subscribe for such shares in the Company’s capital for up to a maximum of the number of ordinary shares and financing preference shares authorized at the time of the effectiveness of the amendment of the articles of association and to (ii) restrict or exclude the pre-emption right accruing to the shareholders up to a maximum of 50% of the number of ordinary shares to be issued or rights to subscribe for such shares to be granted under the authorisation referred to under (i) (the “Delegations”).

3.5	Prints of e-mailed copies received by me on 1 September 2011 and 14 November 2011, respectively, of written resolutions of the Company’s supervisory board dated 31 January 2011 and 28 October 2011, respectively, in respect of:

(a)	the issue of and the grant of options with respect to and the allocation of common shares designated for the granting of stock awards (e.g. restricted and unrestricted stock awards) and grant of or exercise of other stock-based awards and the exercise of stock options granted in accordance with the Plan;

(b)	the elimination of any and all pre-emptive rights to which shareholders shall be entitled in the case of stock options, restricted and unrestricted stock awards and other stock-based awards which have been or will be granted by the Compensation Committee to the members of the Supervisory Board and to consultants under the Amended Plan, during the period starting from January 1, 2011 until December 31, 2011; and

(c)

the appointment of the compensation committee of the Company’s supervisory board (the “Compensation Committee”) as the body to, among other things, grant stock options, restricted and unrestricted stock awards and other stock-based awards to employees of the

Company and members of the Company’s supervisory board on a monthly basis in accordance with the Plan and to determine the price and the further terms and conditions connected with the granting of stock options, restricted and unrestricted stock awards and other stock-based awards in accordance with the Plan

(such resolutions, together with any earlier or later resolutions to the same effect, the “Allocation Resolutions”).

3.6	A print of an e-mailed copy received by me on 21 September 2011 of the minutes of a meeting of the Compensation Committee held on 30 June 2011, including a resolution to grant Options (such resolution, together with any earlier or later resolutions to the same effect with respect to Options and Stock Awards, the “Grant Resolutions”).

3.7	A print of an e-mailed copy received by me on 14 November 2011 of a draft of a registration statement on Form S-8 relating to the Registration (excluding the documents incorporated into the registration statement by reference and any annexes to it) (the “Registration Statement”).

In addition, I have obtained the following confirmations on the date of this opinion:

3.8

(a)	Confirmation by telephone from the court registry of the District Court in Roermond derived from that Court’s Insolvency Register; and

(b)	Confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Company is not registered as being subject to insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (“Insolvency Proceedings”).

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	Each copy document conforms to the original and each original is genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any other resolutions referred to in paragraph 3, (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4	The Options and the Stock Awards to be granted and accepted under the Plan have been or will have been granted and accepted in accordance with the provisions of the Plan.

4.5	The terms and conditions of Options and the Stock Awards will have been based on the form of the Terms and Conditions without material deviation.

4.6	Allocation Resolutions and Grant Resolutions have been or will have been adopted in respect of Options and Stock Awards, as the case may be, relating to an aggregate of 9,000,000 Shares.

4.7	All Shares to be issued pursuant to the exercise of Options and Stock Awards and all Shares to be issued as a Stock Award are newly issued Shares.

4.8	At the time of grant of the Options and the Stock Awards and at the time of issue of the Shares both the Company’s authorized share capital (maatschappelijk kapitaal) and the relevant Delegation are sufficient to allow for the issue of the Shares.

4.9	The Shares will have been (i) issued in the form and manner prescribed by the Company’s articles of association at the time of issue and (ii) otherwise offered, issued and accepted by the Option holders and Stock Award holders exercising their Options and Stock Awards, as the case may be, and the recipients of Stock Awards, in accordance with the Plan and all applicable laws (including, for the avoidance of doubt, Dutch law).

4.10	Upon issue of each Share the nominal amount of such Share will have been validly paid in cash and any agreed share premium will have been validly paid (a) in cash or (b) through set-off by the Company; to the extent payment is made in a currency other than the euro the payment will, calculated in accordance with the exchange rate prescribed by law, correspond to at least the amount payable in euro.

4.11	The Registration Statement has been or will have been filed with the SEC in the form referred to in paragraph 3.

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of the Shares), I am of the following opinion:

5.1	When issued, the Shares will have been validly issued and will be fully paid.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2	An extract from the trade register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

6.3	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

For De Brauw Blackstone Westbroek N.V.

/s/ Joost Schutte
Joost Schutte